Exhibit 10.03

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Agreement”) dated this 7th day of March, 2005, is made and entered into by and between HOLLIS STREET INVESTORS, L.L.C., a Delaware limited liability company (“Landlord”) and LEAPFROG ENTERPRISES, INC., a Delaware corporation (“Tenant”).

BACKGROUND

A. Landlord and Tenant entered into that certain Lease Agreement dated November 14, 2000, for approximately 40,060 rentable square feet of space (the “Premises”) located at 6401 Hollis Street, Suite 150, Emeryville, California, as more fully described in the Lease; and

B. The Lease has been amended by a First Amendment to Lease dated April 30, 2001.

C. The Lease has been amended by a Second Amendment to Lease dated February 22, 2002, whereby the Premises were expanded by an additional 30,770 rentable square feet and Tenant’s Pro Rata Share was increased to Fifty-One and Sixty-Two Hundredths Percent (51.62%).

D. The Lease has been amended by a Third Amendment to Lease dated March 27, 2003.

E. The Lease has been amended by a Fourth Amendment to Lease dated March 27, 2003, whereby the Premises were expanded by an additional 31,980 rentable square feet and Tenant’s Pro Rata Share was increased to Seventy-Four and Ninety-Three Hundredths Percent (74.93%).

F. The Lease Agreement, as amended from time to time, is referred to as the “Lease”.

G. The Premises currently contain 102,810 rentable square feet.

H. The current term of the Lease expires on January 31, 2006;

I. Tenant desires to extend the term of the Lease until March 31, 2016 and to amend the terms and conditions of the Lease as set forth in this Agreement.

J. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1. COMMENCEMENT DATE: The effective date of this Agreement shall be January 1, 2005 (the “Effective Commencement Date”).

2. TERMINATION DATE: The term of the Lease shall be extended until March 31, 2016.

3. PERMITTED USES: Permitted uses of the Premises shall include general office, customer training and support incidental thereto and prototype design workshops and functions related thereto.

4. RENT: As of the Effective Commencement Date, Section 4 of the Lease is amended to reflect that the Base Rent for the Premises shall be as set forth below, payable in equal monthly installments, in advance, on the first (1st) business day of each and every month of the Term. Rent adjustments shall occur on the anniversary dates of the Effective Commencement Date.

Months	Base Rent/Month
Commencement –December 31, 2005	$115,764.30
January 1, 2006 – December 31, 2006	$119,876.70
January 1, 2007 – December 31, 2007	$131,586.00
January 1, 2008 – December 31, 2008	$134,413.28
January 1, 2009 – December 31, 2009	$137,311.23
January 1, 2010 – December 31, 2010	$140,281.64
January 1, 2011 – December 31, 2011	$161,398.50
January 1, 2012 – December 31, 2012	$164,868.34
January 1, 2013 – December 31, 2013	$168,424.92
January 1, 2014 – December 31, 2014	$172,070.42
January 1, 2015 – December 31, 2015	$175,807.05
January 1, 2016 – March 31, 2016	$179,637.11

The above-referenced rent figures include the costs of all parking spaces. The Base Rent shall remain payable in equal monthly installments, in advance, on the first (1st) business day of each and every month of the Term.

5. PARKING:

(a) Commencing on the Effective Commencement Date, Tenant shall have the right to use four (4) spaces per 1,000 rentable square feet of leased area (411 parking stalls as of the Effective Commencement Date). In order to achieve the above-stated parking ratio, some parking may be tandem parking requiring an attendant. Tenant agrees that in that event the cost of the parking attendant shall be an Operating Expense and Tenant will be liable for its pro rata share.

(b) Notwithstanding the above, Tenant shall continue to have the right to use unlimited parking spaces beyond Tenant’s allocation (the “Additional Parking Spaces”) until such time as all parking spaces in the Project have been allocated to tenants on a four (4) spaces per 1,000 rentable square feet of leased area basis; provided that Landlord may notify Tenant from time to time as Landlord leases additional space in the Project of the number of Additional Parking Spaces that Tenant must relinquish so that Landlord can provide parking spaces for other tenants in the Project (which parking for other tenants shall not exceed four (4) spaces per 1,000 rentable square feet of leased area) without implementing tandem parking. After Tenant has relinquished its right to use all of the Additional Parking Spaces, Landlord may need to implement tandem parking for all tenants.

6. BASE BUILDING ALLOWANCE:

a. Landlord shall provide Tenant with an allowance of Five Hundred Thousand and No/100 Dollars ($500,000.00) (“Landlord’s Base Building Allowance”). Using the Landlord’s Base Building Allowance, Landlord shall complete certain base building repairs and improvements to the Building as mutually agreed by Landlord and Tenant (“Landlord’s Building Improvements”). Upon the parties agreement as to the Landlord Building Improvements, a list of such improvements shall be attached to this Amendment as Exhibit A, provided that failure to do so shall not relieve Landlord of its obligation to make the agreed-upon Landlord’s Building Improvements.

b. The Landlord’s Base Building Allowance may be used for one or more of the following purposes, at Tenant’s election: (i) Landlord’s Building Improvements; (ii) cosmetic or other improvements to the Premises (“Tenant Improvements”); or (iii) the cost of the back-up generator described in Section 6(c) below. If some or all of the Landlord’s Base Building Allowance is applied toward the cost of Landlord’s Building Improvements which are Landlord’s responsibility under Section 10(a) of the Lease, that portion of Landlord’s Base Building Allowance applied to such costs shall be computed in accordance with Section 5 of the Lease based on Tenant’s Percentage Share of Operating Expenses and not on the full cost of such repair or improvement. (By way of example, if Landlord’s Base Building Allowance is used to repair the roof at the cost of $100,000, the cost allocated toward the Landlord’s Base Building Allowance would be $74,930, based on Tenant’s Percentage Share of Operating Expenses of 74.93%.) If some or all of Landlord’s Base Building Allowance is applied toward Tenant Improvements, such amount will be deemed a “Tenant Improvement Allowance” for purposes of calculating the termination fee with respect to Tenant’s termination right described in Paragraph 10 below. Landlord’s Base Building Allowance allocated toward Landlord’s Building Improvements or the cost of the back-up generator shall not constitute a Tenant Improvement Allowance for purposes of Paragraph 10 below.

c. Landlord’s Base Building Allowance will be available to Tenant until December 31, 2006 and, if not used by such date, any unused portion of Landlord’s Base Building Allowance shall no longer be available.

d. If requested by Tenant, Landlord shall provide an additional improvement allowance (the “Additional Improvement Allowance”) of up to Three Hundred Thousand and No/100 Dollars ($300,000.00) for Tenant’s purchase and installation of a “back-up” generator. The amount of the Additional Improvement Allowance actually used by Tenant shall be amortized over the term of the Lease at eight percent (8%) per annum, payable monthly as Additional Rent. If the Additional Improvement Allowance or Tenant’s own capital is used to purchase and install the back-up generator, the back-up generator shall be the property of Tenant and Tenant shall have the option to remove or leave the back-up generator with the Premises upon the expiration or earlier termination of the Lease. If, however, Tenant elects to utilize any portion of Landlord’s Base Building Allowance to purchase and install the back-up generator, the back-up generator shall be the property of Landlord and shall remain with the Premises upon the expiration or earlier termination of the Lease.

e. Pursuant to the provisions of paragraph 9(a) of the Lease, Tenant shall comply with all Legal Requirements applicable to each Alteration, including the installation of the generator referred to in this paragraph, and shall deliver to Landlord a complete set of “as built” plans and specifications for each Alteration. Landlord hereby represents and warrants that, to Landlord’s actual knowledge, as of the Effective Commencement Date, the Project is in compliance with the American With Disabilities Act (“ADA”) and that notwithstanding the provisions of this Section 6(e) or Sections 9(c) or 5 (b) of the Lease, Tenant shall not be responsible for any ADA compliance arising from Landlord’s Building Improvements, the Tenant Improvements or the installation of the back-up generator to the extent the Premises, Building or Project was not in compliance with ADA, as enacted and implemented as of the Effective Commencement Date.

7. OPTION TO EXTEND: As of the Effective Commencement Date, the provisions of Section 39 of the Lease, Renewal Option shall be revised to provide for one additional option to renew the Lease Term for five (5) years, subject to the other terms and conditions set forth in Section 39.

8. EXPANSION OPTION: Tenant shall have a right of first offer (“Expansion Option”) to lease Suite 125, 6401 Hollis Street, Emeryville, California, containing approximately 34,393 rentable square feet (the “Expansion Premises”) by giving written notice to Landlord no later than June 30, 2005. As a condition to Tenant’s Expansion Option, as of the date that Tenant notifies Landlord of Tenant’s intention to exercise its Expansion Option, there shall be no continuing Event of Default (beyond applicable notice and cure periods) by Tenant under this Lease. Landlord shall provide a tenant improvement allowance (“Expansion Allowance”) of Forty-Five and No/100 Dollars ($45.00) per rentable square foot for improvements to the Expansion Premises in accordance with a mutually agreeable space plan. The term of the Lease for the Expansion Premises will commence upon the earlier of (i) thirty (30) days after delivery of the Expansion Premises, or (ii) January 1, 2006, but in no event prior to September 1, 2005. The monthly Base Rent for the Expansion Premises will be the same as the then scheduled Base Rent for the existing Premises, as set forth in Paragraph 4 above, throughout the term of the Lease.

9. RIGHT OF FIRST OFFER:

(a) If Tenant does not exercise the Expansion Option outlined in Paragraph 8 above, Tenant shall have the first right to negotiate to lease the Expansion Premises. Prior to the leasing any additional space to any prospective third parties, Landlord shall notify Tenant in writing (“Landlord’s Notice”) of the general terms and conditions, including without limitation, the size and location of the available space (the “Available Space”), the rent, tenant allowance and parking ratio, under which Landlord would be willing to rent such space. Tenant shall have an option, exercisable by notice to Landlord within seven (7) Business Days after receipt of Landlord’s Notice, to lease all or a portion of the Available Space in accordance with the provisions contained in Landlord’s Notice. As a condition to Tenant’s right of first offer, as of the date that Tenant notifies Landlord of Tenant’s intention to exercise its option, there shall be no continuing Event of Default (beyond applicable notice and cure periods) by Tenant under this Lease. Promptly after Tenant exercises this option, the parties shall enter into an amendment to the Lease that incorporates the Available Space as part of the Premises.

(b) If Tenant elects not to lease all of the Available Space specified in Landlord’s notice, the right of first offer shall terminate as to such Available Space and Landlord shall be free to lease the Available Space to any third party; provided however, if the terms and conditions of any lease with the third party are substantially in accordance with the terms offered to Tenant and the rent is not within ninety percent (90%) of the rent offered to Tenant, then Tenant shall have a right of first refusal to lease the Available Space at the price and terms offered to such third party.

10. TERMINATION RIGHT: Tenant shall have the right to terminate the Lease and associated parking as to a portion of the Premises at any time after January 1, 2011 (the “Effective Termination Date”); provided that Tenant satisfies all of the following requirements:

(a) Tenant’s right to terminate shall be limited to “full quadrants” of the Building based on the following schedule: (i) if Tenant has expanded into Suite 125, the quadrants shall be terminated in the following order: Suite 150, 100, 175 and 125; or (ii) if Tenant has not expanded into Suite 125, the quadrants shall be terminated in the following order: Suite 175, 150 and 100. If Tenant exercises its right to terminate a “quadrant”, Tenant may not terminate an additional “quadrant” until twelve (12) months after the Effective Termination Date of the previously terminated quadrant.

(b) Tenant shall have provided Landlord with written notice of Tenant’s intention to exercise the option to terminate a portion of the Lease, which notice must be received by Landlord no later than twelve (12) months prior to the Effective Termination Date;

(c) As of the date that Tenant notifies Landlord of Tenant’s intention to terminate the Lease as to a particular quadrant and as of the Effective Termination Date, there shall be no continuing Event of Default (beyond applicable notice and cure periods) by Tenant under this Lease; and

(d) Tenant shall pay to Landlord at the time Tenant gives written notice to Landlord as provided for in Subparagraph 10(b), above a termination fee, prorated as to that portion of the Premises for which the Lease is terminated. The termination fee shall equal the sum of the unamortized portion of (i) all brokerage commissions incurred by Landlord in relationship to the execution of this Lease, and (ii) the Tenant Improvement Allowance and the Additional Improvement Allowance; provided that, the Tenant Improvement Allowance, the Additional Improvement Allowance, and the brokerage commissions shall be amortized on a straight-line basis over the Lease Term bearing interest at a rate of eight percent (8%) per annum.

(e) Upon the Effective Termination Date pursuant to this paragraph, Tenant shall vacate and surrender the terminated quadrant to Landlord as provided for in the Lease. All rights and obligations of Tenant under the Lease with respect to the terminated quadrant shall cease to exist as of the Effective Termination Date. Notwithstanding the foregoing, Tenant’s audit rights under Section 5(i) shall survive the termination of a quadrant.

11. SECURITY: Landlord agrees to provide security guard service for the Project based on the following schedule: Monday through Friday – 6:00 p.m. to 8:00 a.m.; Saturday, Sunday and holidays – 10:00 a.m. to 6:00 p.m. The cost of said guard service shall be a Project-related Operating Expense for which Tenant shall be responsible for Tenant’s Percentage Share allocated to the Building.

12. AUTHORITY: Tenant represents and warrants that all necessary corporate actions have been duly taken to permit Tenant to enter into this Agreement and that the person signing this Agreement on behalf of Tenant has been duly authorized and instructed to execute this Agreement. Landlord represents and warrants that all necessary company actions have been duly taken to permit Landlord to enter into this Agreement and that the person signing this Agreement on behalf of Landlord has been duly authorized and instructed to sign this Agreement.

13. BROKERS: Each of Landlord and Tenant warrants and represents that it has dealt with no real estate broker in connection with this Agreement other than Colliers International and BT Commercial (collectively, “Broker”), and that no other broker is entitled to any commission on account of this Agreement. The party who breaches this warranty shall defend, hold harmless and indemnify the other from any loss, cost, damage or expense, including reasonable attorneys’ fees, arising from the breach; Landlord’s indemnity of Tenant shall include claims by the Broker. Landlord is solely responsible for paying the commission of the Broker in accordance with a separate agreement.

14. FULL FORCE AND EFFECT: Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Agreement, the Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect.

LANDLORD: Hollis Street Investors, L.L.C., a Delaware limited liability company	TENANT: LeapFrog Enterprises, Inc., a Delaware corporation

By:	Multi-Employer Property Trust, its Manager

	By:	Kennedy Associates Real Estate Counsel, Inc., its Authorized Signatory		By: Name: Its:	/s/ William B. Chiasson /s/ William B. Chiasson Chief Financial Officer

		By:	/s/ Scott M. Matthews
		Name:	Scott M. Matthews
		Its:	Vice President

Exhibit A

Base Building Work

[Omitted]